                              DYNAMOTION/ATI CORP.




                                  EXHIBIT 11.1



             NET LOSS PER COMMON SHARE (PRIMARY AND FULLY DILUTIVE)
                        (IN 000'S, EXCEPT SHARE AMOUNTS)

                                                                          December 31,
                                                             -------------------------------------------
                                                             1994             1995             1996
                                                             ----             ----             ----
Earnings available for common shares and common
  stock equivalent shares deemed to
  have a dilutive effect
   (Loss) from continuing operations                        $    (310)      $   (7,158)      $   (4,765)

   Provision for dividend on preferred stock                     (510)            (488)            (210)
                                                           ----------       ----------       ----------
   Net (loss) from continuing operations                         (820)          (7,646)          (4,975)

   Discontinued operations                                     (2,770)            (170)              --
                                                           ----------       ----------       ----------
Net (loss) available for common shares and common
  common stock equivalent shares deemed to
  have a dilutive effect                                    $  (3,590)      $   (7,816)       $  (4,975)

Shares used in computation: (A)

   Weighted average shares outstanding                      1,203,771        1,728,487        2,731,313
   Common stock equivalent                                         (B)              (B)              (B)
                                                           ----------       ----------       ----------
                                                            1,203,771        1,728,487        2,731,313
                                                          ===========      ===========       ==========



Notes:

(A)      Shares have been restated for a 1:4 reverse stock split on December
         29, 1995.

(B) The weighted average effect of convertible preferred stock, convertible notes payable, stock options and warrants to purchase common stock was anti-dilutive and, therefore, not included as a common stock equivalent.